EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-51607) pertaining to the Zale Corporation Savings and Investment Plan of our report dated June 26, 2008, with respect to the financial statements and schedules of the Zale Corporation Savings and Investment Plan included in this Annual Report (Form 11-K) for the year ended December 31, 2007.

/s/Ernst & Young LLP

June 26, 2008